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EXHIBIT 10.23

March 27, 2000


Keith E. Kiper, Esq.
One Gallison Avenue
Marblehead, MA 01945

Dear Keith:

On behalf of Transmedia Network Inc. ("the Company"), I am very pleased to offer you the position of Vice President, Corporate Counsel. In this position you will report directly to the President and CEO of the Company.

The terms of the offer include the following:

1.   Duties and Responsibilities - As Vice President, Corporate Counsel, you
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     will initially be responsible for supervising and orchestrating all activities of the Company involving contracts, litigation, collections and other legal matters, including the interface with all outside counsel. Over time, I expect you to assume responsibility for the oversight of Investor Relations and SEC requirements, and take on a larger management role within the Company.

2.   Starting Date - I would like you to start as soon as possible; however, I
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     would expect you to assume this position on or before May 1, 2000. This offer will remain valid and in force until April 14, 2000.

3.   Base Salary - Your annual base salary is $140,000 and is paid weekly.  Your
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     compensation will be reviewed in January 2001 and annually thereafter.

4.   Annual Bonus - You will be eligible for a cash bonus in Fiscal 2001
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     (October 1, 2000 - September 30, 2001), of up to a maximum of fifty percent
     (50%) of your base salary. Based upon the achievement of specific goals to be set and agreed to at the beginning of the fiscal year, you may earn from zero to 100% of your bonus potential.

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Keith E. Kiper, Esq.
Page 2
March 27, 2000

5.   Stock Options - Subject to the terms and conditions of the Company's
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     existing 1996 Long Term Incentive Plan ("LTIP"), you will receive twenty-five thousand (25,000) stock options upon the starting date of your employment. The strike price of the options will be the closing price of Transmedia stock on your first day of employment with the Company.

     o   Vesting - These options will vest ratably on each of the first through
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         the fourth anniversaries of your starting date. Vested options will remain exercisable by you for ten years following the date of their grant or, in the event of the termination of your employment, for the period provided in the LTIP. If you are terminated for any reason other than "cause" (as defined below), that period is ninety days from the date of termination. All unvested options will terminate upon the termination of your employment for any reason.

     o   Annual Grants - You will be eligible for annual option grants at the
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         discretion of the CEO and the Compensation Committee of the Board.

6.   Executive Employee Benefits - In addition to all normal Company benefits,
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     you will participate in the following Executive Benefit Plan:

     o   Car Allowance - You will receive a car allowance of $1,000 per month
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         for your business and personal use.

     o   Transmedia Dining - You may register a personal credit card in the
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         Transmedia program at no charge. As a Transmedia officer, you will be reimbursed for the first $500 of spend in Transmedia restaurants each month and receive a 30% rebate thereafter.

     o   Severance Arrangements - If your employment is terminated by Transmedia
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         Network Inc. in the first year of employment for any reason other than
         "Cause" (as defined below), disability or death, you will receive payments equal to twelve (12) months base salary (paid pursuant to the Company's normal payroll practices). You will have the option to continue coverage in the Company's health care plan for the statutory period provided by COBRA and we will pay for your costs associated with such participation. In addition, prior to the second anniversary of your starting date, the Company will provide accelerated vesting of your options on a pro rata basis (using the actual period elapsed from your start date to the date of termination divided by two years). After the first year, the provisions of the Company's Severance Plan will be applicable.

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Keith E. Kiper, Esq.
Page 3
March 27, 2000



         The Company will require that you sign and comply with a Termination Agreement as a condition of receiving severance benefits. This agreement will include a Non-compete Agreement (as described in paragraph 8 below), a general release of liability and a covenant not to sue the Company or any affiliated company or any officer, director or employee thereof (provided, however, that no provision of such release shall excuse the Company from full performance of its obligations as set forth in this offer). You will be deemed to have been terminated without Cause if there is any material diminution of the scope of your duties and responsibilities or a reduction in your base salary, target bonus, bonus plan parameters and a reduction, not applicable to executive employees generally, in employee welfare benefits (it being understood that the changes, if any, in employee welfare benefits shall be viewed in their entirety and not on a plan basis). "Cause" shall mean (a) your willful failure to substantially perform the duties hereunder, (b) your willful failure to follow a written, lawful order or written directive from the President and CEO or (c) your conviction of a felony of any kind or any misdemeanor involving moral turpitude. Your receipt of any severance payments or benefits hereunder shall be conditioned upon your compliance with the non-compete provision below.

     o   Change of Control - Upon a change of control event as defined in the
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         LTIP and for a period of one (1) year after such date, if you are terminated by the Company other than for cause, disability or death, the severance payments will be twelve (12) months base salary from the separation date, plus the greater of the guaranteed bonus for the year (if any) or the pro rata portion of the full bonus potential for that year. Upon a change of control, unvested options will immediately vest as provided in the LTIP. You shall be entitled, for a twelve (12) month period (or shorter if you receive coverage and benefits under the plans and programs of a subsequent employer), to continue participation in employee welfare benefit plans in which you were participating on the termination date. You shall be deemed to have been terminated without cause if, after a change of control, there is any material diminution of the scope of your duties and responsibilities or a reduction in your base salary, target bonus, bonus plan parameters and a reduction, not applicable to executive employees generally, in employee welfare benefits (it being understood that the changes, if any, in employee benefits shall be viewed in their entirety and not on a plan by plan basis.

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Keith E. Kiper
Page 4
March 27, 2000


7.   Additional Benefits - Any reasonable moving expenses incurred as a result
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     of moving from Massachusetts to Florida will be reimbursed by the Company, including, but not limited to, realtor fees, closing costs, house hunting and temporary living expenses.

8.   Non-Compete - In the event you voluntarily or involuntarily leave
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     Transmedia's employ, for a period of one year following your termination date or, if longer, for as long as you are receiving severance payments and benefits as provided above, you will not directly or indirectly (i) be employed by or perform work as a director, officer, independent contractor, partner or consultant for any business in which the Company or any of its affiliates is engaged at such date in any geographic region in which the Company conducts business ("business" shall be defined as the marketing and sale of any program substantially similar to the Transmedia program and/or the marketing and sale of discount restaurant, hotel, resort, travel or leisure products or services as more particularly set forth in the Company's 10-K filing effective as of the date of this offer).

9.   Confidentiality - You shall treat as confidential and not disclose to any
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     person not affiliated with Transmedia all non-public and proprietary information and data about the business, operations, employees, programs, plans and financial results, projections and budgets of Transmedia and its affiliates which are disclosed to you during your employment. The confidentiality agreement shall survive the termination of your employment for any reason.

On behalf of Transmedia Network Inc., I am delighted to offer you the position of Vice President, Corporate Counsel and I look forward to your joining our team. If you have any questions, please contact me directly at 305-892-3314.

Sincerely,                                       Agreement Accepted:



/S/ Gene M. Henderson                            /S/ Keith  E. Kiper
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Gene M. Henderson                                Keith E. Kiper, Esq.
President and CEO                                Date:  3/27/2000
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